FOR IMMEDIATE RELEASE – November 23, 2015
Telephone: 609-561-9000
Investor Relations Contact: Marissa Travaline x 4227
e-mail: mtravaline@sjindustries.com
Media Contact: Dan Lockwood x 4108
e-mail: dlockwood@sjindustries.com

South Jersey Industries Raises Dividend 5 Percent

Folsom, NJ - South Jersey Industries’ (NYSE:SJI) announced today that its board of directors voted to increase the company’s regular quarterly dividend from $0.25125 per share to $0.26375 per share. The new annualized dividend of $1.055 represents an increase of five percent per share over the previous level.
With this announcement, SJI has attained 17 consecutive years of increasing its dividend.
“We are confident that the continued performance and growth of our core businesses will support the dividend increase as well as provide the foundation to enable us to achieve our long term strategic objectives,” said SJI President and CEO Michael J. Renna.
“Specifically, infrastructure investments and customer growth in our utility, strong contributions from commodity marketing and new fuel supply contracts, as well as the anticipated benefits from the PennEast pipeline investment will each play a part in the growth, improved quality of earnings and anticipated success of reaching $150 million of Economic Earnings by 2020,” added Renna.
Factors that the SJI board of directors considers when setting the dividend include future earnings expectations, payout ratio, and dividend yield relative to those at peer companies as well as returns available on other income oriented investments.
The dividend is payable December 29, 2015 to shareholders of record at the close of business December 10, 2015. This is SJI’s 64th consecutive year of paying dividends, reflecting the company’s commitment to a consistent, sustainable dividend.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to approximately 370,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities – including Combined Heat and Power, Solar, and District Heating and Cooling projects; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and fuel supply management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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